Exhibit 3.125

BOOK PAGE

ARTICLES OF INCORPORATION	[ILLEGIBLE]

OF	50.00

[Company]
[ILLEGIBLE]

          I, the undersigned, acting as incorporator of a corporation under the Kentucky Business Corporation Act of 1988, adopt the following Articles of Incorporation for such corporation:

          FIRST: The name of the corporation is [Company].

          SECOND: The number of shares the corporation is authorized to issue is One Thousand (1,000) shares of Common Stock, par value $.01 per share.

          THIRD: The street address of the corporation’s initial registered office is c/o ct  CORPORATION SYSTEM, Kentucky Home Life Building, Louisville, Kentucky 40202, and the name of its registered agent at that office is CT CORPORATION SYSTEM.

          FOURTH: The mailing address of the corporation’s principal office is 905 West Eisenhower Circle, Suite 110, Ann Arbor, Michigan 48103.

          FIFTH: The name and mailing address of each incorporator is:

NAME	ADDRESS

Alice A. Deck	Four Penn Center Plaza Philadelphia, pa 19103

Dated: _________________.

/s/ Alice A. Deck
Alice A. Deck, Incorporator

STATE OF Pennsylvania	)	BOOK PAGE
) SS
COUNTS OF Philadelphia	)

          I, [ILLEGIBLE], a notary public, do hereby certify that on this __th day of [ILLEGIBLE], [ILLEGIBLE], personally appeared before me, Alice A. Deck, who being by me first duly sworn, severally declared that she is the person who signed the foregoing document as incorporator, and that the statements therein contained are true.

/s/ [ILLEGIBLE]
Notary Public

NOTARIAL SEAL
[ILLEGIBLE]
[ILLEGIBLE]
[ILLEGIBLE]

Document No:
Lodged By: mail
Recorded On:
Total Fees: $9.00
County Clerk: Rebecca Jackson
Deputy Clerk: KENDRA
END OF DOCUMENT